Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street, Palo Alto, CA 94304

March 4, 2019

Invitae Corporation

1400 16th Street

San Francisco, CA 94103

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Invitae Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 relating to the registration under the Securities Act of 1933 (the “Act”) of shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by the Company (the “ Shares”). The Shares shall include any additional amounts of Common Stock the offer and sale of which are registered pursuant to a registration statement filed pursuant to Rule 462(b) under the Act in connection with one or more offerings contemplated by such Registration Statement. Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Act (a “Rule 462(b) registration statement”), is herein referred to as the “Registration Statement.”

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinion expressed in this letter. On the basis of the foregoing and the assumptions set forth below, and subject to the other qualifications and limitations set forth herein, we are of the opinion that when the Board of Directors of the Company or a duly authorized committee of such Board (such Board of Directors or committee, the “Board”) has taken all necessary corporate action to approve the issuance and establish the terms of the offering of the Shares and related matters and when the Shares have been issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with such action of the Board, the Shares (including any Shares registered pursuant to a Rule 462(b) registration statement) will be validly issued, fully paid and nonassessable.

We have assumed that (a) at or prior to the time of the delivery of any of the Shares, the Registration Statement will be effective under the Act and a supplement to the Prospectus forming a part of the Registration Statement applicable to the offer and sale of such Shares will have been prepared and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Act, (b) at the time of the issuance of any of the Shares, the Company will have a sufficient number of authorized but unissued shares of Common Stock under the Restated Certificate of Incorporation of the Company, and (c) the Board shall not have rescinded or otherwise modified the authorization of the Shares.

The opinion set forth in this letter is limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP